Exhibit 3.11

ARTICLES OF INCORPORATION OF

ENCORE MEDICAL GP, INC.

A NEVADA CORPORATION

The undersigned, a natural person of the age of eighteen (18) years or more, acting as incorporator of a corporation under the Nevada Revised Statutes, hereby adopts the following Articles of Incorporation:

ARTICLE ONE

NAME

The name of the corporation is Encore Medical GP, Inc. (the “Corporation”).

ARTICLE TWO

AGENT FOR PROCESS

The street address of the Corporation’s initial registered office is 6100 Neil Road, Suite 500, Reno, Nevada  89511, and the name of its initial registered agent at such address is The Corporation Trust Company of Nevada.

ARTICLE THREE

AUTHORIZED SHARES

The aggregate number of shares which the Corporation shall have authority to issue is fifty thousand (50,000) common shares with a par value of $0.001 per share.

ARTICLE FOUR

DIRECTORS

The number of directors constituting the Corporation’s first Board of Directors is three (3), the names and addresses of whom are as follows:

Name	Address

Kenneth W. Davidson	9800 Metric Boulevard Austin, Texas 78758

Harry L. Zimmerman	9800 Metric Boulevard Austin, Texas 78758

August Faske	9800 Metric Boulevard Austin, Texas 78758

ARTICLE FIVE

PURPOSE

The purpose for which the Corporation is organized is to engage in any activity in which corporations may lawfully engage under the laws of the State of Nevada.

ARTICLE SIX

ACTION OF SHAREHOLDERS WITHOUT A MEETING

Any action required by the Nevada Revised Statutes to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall have been signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

ARTICLE SEVEN

RIGHT TO AMEND

The Corporation reserves the right to amend and repeal any provision contained in the Articles of Incorporation in a manner consistent with the Nevada Revised Statutes. All rights herein conferred are granted subject to this reservation.

ARTICLE EIGHT

EXEMPTION OF DIRECTORS FROM LIABILITY

A directors of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except to the extent that any applicable law may prevent such director from being relieved of such personal liability. Any repeal or modification of this Article shall be prospective only and shall not adversely affect any limitation of the personal liability of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE NINE

INCORPORATOR

The name and address of the incorporator of the Corporation is:

Name	Address

Harry L. Zimmerman

9800 Metric Boulevard Austin, Texas 78758

IN WITNESS WHEREOF, the undersigned being the incorporator for the purpose of forming a Corporation under the laws of the State of Nevada has executed these Articles of Incorporation on this the 25th day of October, 2001.

/s/ Harry L. Zimmerman

Harry L. Zimmerman, Incorporator